Exhibit 99.1

A.P. Pharma Receives Notice Related to Nasdaq Minimum Closing Bid Price Rule

REDWOOD CITY, Calif. – September 21, 2009 -- A.P. Pharma, Inc. (Nasdaq: APPA), a specialty pharmaceutical company, today announced that, on September 15, 2009, the Company received a letter from The Nasdaq Stock Market (Nasdaq) indicating that the minimum closing bid price of its common stock had fallen below $1.00 for 30 consecutive trading days, and therefore, A.P. Pharma was not in compliance with Marketplace Rule 5450(a)(1). The Company has been provided 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid price requirement.  This notice does not impact the Company’s listing on Nasdaq at this time.

A.P. Pharma can regain compliance with the minimum closing bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of ten consecutive business days during the initial 180-day compliance period, although Nasdaq may, in its discretion, require the Company to maintain a minimum closing bid price of at least $1.00 per share for a period in excess of ten consecutive business days before determining that A.P. Pharma has demonstrated the ability to maintain long-term compliance.

If A.P. Pharma is not eligible for an additional compliance period, or does not regain compliance during any additional compliance period, Nasdaq will provide written notice to the Company that its securities are subject to delisting. At such time, A.P. Pharma would be able to appeal the delisting determination to a Nasdaq Listing Qualifications Panel (Panel).

As disclosed in the Company’s press release dated July 20, 2009, the Company requested, and on August 18, 2009, attended a hearing before the Panel at which it presented its plan to move from The Nasdaq Global Market to The Nasdaq Capital Market and to comply with the $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market.  The Panel has not yet issued its determination as a result of that hearing. In the event the Panel grants the Company’s request for continued listing on The Nasdaq Capital Market, the Company will be entitled to a second 180-calendar day grace period, through September 13, 2010, to evidence compliance with the minimum bid price requirement, so long as the Company satisfies all criteria for initial listing on The Nasdaq Capital Market (except for bid price) as of March 15, 2010.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product candidate, APF530, for the prevention of chemotherapy-induced nausea and vomiting. The New Drug Application (NDA) for APF530 was submitted to the U.S. Food and Drug Administration (FDA) in May 2009 and accepted for review in July 2009, at which time the FDA set a Prescription Drug User Fee Act (PDUFA) date of March 18, 2010. The Company has additional clinical and preclinical stage programs in the area of pain management, all of which utilize its bioerodible injectable and implantable delivery systems. For further information, visit the Company's web site at www.appharma.com.

A.P. Pharma’s Forward-looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties, including uncertainties associated with timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  We caution investors that forward-looking statements reflect our analysis only on their stated date.  We do not intend to update them except as required by law.

Contacts

Corporate Contact:
A.P. Pharma, Inc.
John B. Whelan, Vice President, Finance and Chief Financial Officer
650-366-2626

and

Investor and Media Relations:
Corporate Communications Alliance, LLC
Edie DeVine, President
209-814-9564